Exhibit 15.1
To the Board of Directors and Stockholders of
TreeHouse Foods, Inc.
Westchester, Illinois
     We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of TreeHouse Foods, Inc. and subsidiaries for the periods ended June 30, 2006 and 2005, as indicated in our report dated August 14, 2006 (November 13, 2006 with respect to the restatement discussed in Note 16); because we did not perform an audit, we expressed no opinion on that information.
     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2006, is incorporated by reference in Registration Statement No. 333-126161 on Form S-8.
     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Chicago, Illinois
November 14, 2006

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